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                                                                      Exhibit 11

                        Horace Mann Educators Corporation
                   Computation of Net Income (Loss) per Share
         For the Three and Nine Months Ended September 30, 2003 and 2002
                  (Amounts in thousands, except per share data)

                                                   Three Months Ended         Nine Months Ended
                                                      September 30,             September 30,
                                                 -----------------------   -----------------------
                                                    2003         2002         2003        2002
                                                 ----------   ----------   ----------   ----------
Basic - assumes no dilution:
Net income (loss) for the period .............   $  (14,266)  $      549   $   (4,084)  $   (2,214)
                                                 ----------   ----------   ----------   ----------
Weighted average number of common
 shares outstanding during the period ........       42,722       40,850       42,710       40,823
                                                 ----------   ----------   ----------   ----------
Net income (loss) per share - basic ..........   $    (0.34)  $     0.02   $    (0.10)  $    (0.05)
                                                 ==========   ==========   ==========   ==========
Diluted - assumes full dilution:
Net income (loss) for the period .............   $  (14,266)  $      549   $   (4,084)  $   (2,214)
                                                 ----------   ----------   ----------   ----------
Weighted average number of common
 shares outstanding during the period ........       42,722       40,850       42,710       40,823
Weighted average number of common
 equivalent shares to reflect the dilutive
 effect of common stock equivalent securities:
   Stock options .............................           39            8           20          163
   Common stock units related to Deferred
      Equity Compensation Plan for Directors..          143          137          143          137
   Common stock units related to Deferred
      Compensation Plan for Employees ........           29           30           29           30
                                                 ----------   ----------   ----------   ----------
Total common and common equivalent
 shares adjusted to calculate diluted
 earnings per share ..........................       42,933       41,025       42,902       41,153
                                                 ----------   ----------   ----------   ----------
Net income (loss) per share - diluted ........   $    (0.34)  $     0.02   $    (0.10)  $    (0.05)
                                                 ==========   ==========   ==========   ==========
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